Exhibit 23.13

CONSENT OF EXPERT

The undersigned hereby consents to the use of their name in connection with the reference to their involvement in the preparation of the report entitled “Technical Report on the Mount Milligan Mine North-Central British Columbia” dated March 26, 2020 incorporated by reference in the Registration Statement on Form S-8 of Centerra Gold Inc. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments thereto (the “Form S-8”), and to the inclusion and incorporation by reference of the information derived from such report in the Company’s annual information forms for the years ended December 31, 2019 and December 31, 2020 which are incorporated by reference in the Form S-8.

By:	/s/ Bruno Borntraeger
Name:	Bruno Borntraeger, B.A.Sc. Geological Engineering, P.Eng.

June 28, 2021